Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz
First Senior Vice President and
Director of Marketing
973-305-4005

VALLEY NATIONAL BANK ACQUIRES DEPOSITS AND CERTAIN ASSETS

OF LIBERTYPOINTE BANK

WAYNE, NJ – March 11, 2010 — Valley National Bancorp (NYSE:VLY) today announced that its wholly-owned subsidiary, Valley National Bank, assumed all deposits and received certain assets of Manhattan-based LibertyPointe Bank from the Federal Deposit Insurance Corporation (“FDIC”), which was appointed the receiver for LibertyPointe Bank.

Gerald H. Lipkin, Chairman, President and CEO commented that, “We welcome LibertyPointe Bank customers to Valley National Bank and are pleased to provide a safe and secure home to these customers. Our primary focus is to assure customers that their deposits are safe and remain readily accessible to them. Valley has served the northern and central New Jersey and New York metropolitan areas for over 80 years and has a healthy balance sheet, and strong capital and liquidity positions.

LibertyPointe Bank’s three locations will reopen on Friday morning, March 12, 2010 and operate as branches of Valley National Bank. The acquisition was effective immediately and depositors of LibertyPointe Bank are now depositors of Valley National Bank and their deposits continue to be insured by the FDIC as they were before. Customers can continue to bank at any of the three branches, and access their money by writing checks or using their ATM or debit cards. Furthermore, checks drawn on LibertyPointe Bank will continue to be processed, and loan customers can, and should, continue to make their payments as usual.

Once Valley consolidates LibertyPointe Bank and Valley’s computer operating systems, all customers will have access to Valley’s branch network of 201 locations, including 30 in the New York City metropolitan area; our Bank by Phone customer service center, which is open 7 days a week; Online Banking and our ATM network.”

Under the terms of the agreement with the FDIC, Valley assumed approximately $200 million in deposits and received approximately $180 million of loans which are subject to a loss-share agreement with the FDIC and cash and other assets totaling approximately $20 million. The acquired assets include loans which are primarily collateralized by commercial real estate. Valley paid a 0.15 percent deposit premium on the assumed deposits.

“The loss-sharing agreement with the FDIC mitigates significant credit risk that could be assumed in a more traditional bank acquisition,” adds Lipkin. “Consistent with our well-established approach to strategic growth, the acquisition of LibertyPointe Bank is expected to provide us with immediate earnings accretion and an opportunity to leverage our capital base while deploying some of our excess

1455 Valley Road, Wayne, NJ 07470	phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

News Release

liquidity caused, in part, by the current economy and low level of interest rates.” Customers who have questions about today’s transaction can call the FDIC toll-free at 1-800-591-2820. The phone number will be operational this evening until 9 p.m., ET; on Friday from 9 a.m. to 6 p.m., ET; on Saturday from 9 a.m. to 3 p.m., ET; Sunday 9 a.m. to 3 p.m., ET; and thereafter from 8 a.m. to 8 p.m., ET.

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with over $14 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 201 branches in 135 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley National Bank is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those risk factors disclosed in Valley’s Annual Report on Form 10-K for the year ended December 31, 2009 and the following factors: our ability to successfully integrate the acquired LibertyPointe Bank branches into Valley National Bank’s existing operations; our ability to manage and retain customers and business acquired from LibertyPointe Bank; our ability to control expenses and generate acceptable levels of revenue at the acquired LibertyPointe Bank branches; adverse changes in economic conditions resulting in losses from the loan portfolios we acquired from LibertyPointe Bank that are not covered by our loss sharing agreement with the FDIC; and our ability to attract and retain key personnel at the acquired LibertyPointe Bank branches.

1455 Valley Road, Wayne, NJ 07470	phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com